Exhibit 5.1

April 3, 2008

Advance Nanotech, Inc.
600 Lexington Avenue, 29th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel for Advance Nanotech, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-148780 on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling stockholders from time to time of up to (i) 26,800,000 shares of the Company’s common stock (the “Conversion Shares”), par value $0.001 per share (the “Common Stock”), initially issuable upon conversion of $6,700,000 of the Company’s convertible notes (the “Notes”) and (ii) 13,400,000 shares of Common Stock (the “Exercised Shares”), initially issuable upon exercise of the Company’s warrants (the “Warrants”).

We have examined the Registration Statement and a form of the Notes, a form of the Warrants and a form of the stock certificate for the Common Stock, each of which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

The Conversion Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Notes, will be legally issued and constitute fully paid and non-assessable shares of Common Stock.

The Exercised Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Warrants, will be legally issued and constitute fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and the laws of the United States of America, in each case as in effect on the date hereof and insofar as applicable, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption “Experts” therein. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Andrews Kurth LLP